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                                                                      Exhibit 99


NEWS RELEASE
FOR IMMEDIATE RELEASE                       Company Contact:
                                            Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            (302) 456-6789
                                            www.sdix.com

                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            Klea Theoharis
                                            (212) 838-3777
                                            klea@lhai.com
                                            -------------


      STRATEGIC DIAGNOSTICS PROVIDES A FOURTH QUARTER UPDATE AND ANNOUNCES USDA CERTIFICATION OF ITS NEW FIVE-MINUTE TESTS FOR CRY9C STARLINK TEST
         AND RELEASE OF A NEW RAPID ROUNDUP READY(R) TEST FOR SOYBEANS

Newark, Del., December 21, 2001 - Strategic Diagnostics Inc., (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today released an update of its anticipated results for the fourth quarter and year end 2001.

During the fourth quarter 2001, the agricultural complex was acutely focused on issues concerning safety of the food supply in the United States following the events of September 11, 2001. The Company believes the continuing effects of this focus have now resulted in several customers delaying their planned GMO testing, as much of the 2001 harvest remained stored on farms or in local storage facilities. As a result, demand for GMO tests the Company expected in December has been delayed. The Company expects that these delays are temporary and that demand for testing should resume as the 2001 harvest is collected during the first quarter of 2002. Partially offsetting the impact of this delay in agricultural sales is the strong demand the Company continues to experience in the Water Quality business. Sales in this category are expected to exceed the Company's expectations, led by sales of the Company's Microtox product line for general toxicity screening for the water industry. In the weeks since September 11, 2001, the Company has sold more than 40 Microtox units to the water industry. Each unit placed represents recurring future revenue, as each instrument requires an ongoing reagent use.

Based on the foregoing, the Company expects total revenues in the fourth quarter to be between $6.3 million and $7.3 million, lower than had previously been expected. Earnings for the quarter are also expected to be lower than previously announced, in a range commensurate with the revenue shortfall described above. For the full year ended December 31, 2001, the Company expects revenues of $29 to $30 million, versus $25.6 million in 2000, and earnings of $0.12 to $0.15 per diluted share versus $0.09 in 2000.

Looking ahead to 2002, the Company expects revenues to grow to at least $42 million. The Company expects this growth to be led by sales of the Microtox products, the new ruminant test for animal feed as well as the food pathogen products, all of which have been recently announced.

Sales of the Mictrotox toxicity screening technology are expected to grow as water utilities in the U.S. and throughout the world continue to deploy methods to detect and respond to the potential for intentional introduction of chemical contaminants into community water systems. Catalysts for this growth include the


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recent passage of House Bill HR3448 mandating vulnerability assessment among the nation's water utilities. Furthermore, the Company expects national policy concerning water security to develop in the coming months and that this policy could include recommendations for testing for chemical toxicity on a routine basis. The Company's Micotox product family offers the only rapid screening technique for a wide variety of chemical pollutants.

New Products
------------
The Company also announced that it has developed and commercialized a new, faster test for the detection of the Roundup Ready herbicide tolerant trait in soybeans and the Cry9C StarLink insect resistant trait in corn.

These new rapid tests will provide grain handlers, terminals and elevators a much faster method to detect these genetic modifications in grain supplied to meet U.S., European and Asian regulations. Over 16 million SDI strip tests have been sold to seed producers, grain elevators, terminals and food processors since 1998, and the introduction of these new, faster tests is well-timed in light of the expected demand for GMO testing in 2002.

The Roundup Ready test will generally provide results in less than three minutes. The new test not only provides faster results and is easier to use, but like all SDI TraitCheck(TM) tests, it does not require refrigeration and is shelf stable. Another benefit of the test is that it can also be used to detect the Monsanto herbicide trait NK603 in corn, being more sensitive than any other NK603 test currently on the market. The test will detect only Monsanto's NK603 protein and not its GA21 variety.

SDI's new Cry9C test has also been enhanced to be faster. The new test now generally provides results in five minutes, is simple to use and does not require refrigeration. The test has been approved by the USDA's Grain Inspection, Packers and Stockyards Administration (GIPSA). Tests can be purchased directly from Aventis Crop Science or through SDI.

About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.


This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.